Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

Digihost Technology Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

In US Dollars

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Fees to be paid	Equity	Subordinate Voting Shares, no par value per share	Rule 457(c)	3,636,363	(2)	$1.24	(4)	$4,509,090	(4)	$0.00015310	$690.34
Fees to be paid	Equity	Subordinate Voting Shares, no par value per share	Rule 457(g)	3,636,363	(3)	$2.00	(5)	$7,272,726	(5)	$0.00015310	$1,113.45
Fees Previously Paid	-	-	-	-		-		-		-	-
Total Offering Amounts								$11,787,816			$1,803.79
Total Fees Previously Paid											—
Total Fee Offsets											—
Net Fee Due											$1,803.79

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of additional subordinate voting shares, no par value, of the Registrant (“Shares”) that may be offered or issued by reason of certain corporate transactions or events, including any share dividend, share split or any other similar transaction effected which results in an increase in the number of Shares.

(2)	Comprised of 3,636,363 Shares previously issued to the selling securityholders.

(3)	Comprised of up to 3,636,363 Shares issuable upon exercise, if any, of warrants issued to the selling securityholders.

(4)	Estimated for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Shares reported on the Nasdaq Capital Market on October 23, 2024.

(5)	Reflects the Shares that may be issued upon exercise of the warrants at an exercise price of $2.00 per Share.